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                                                                     EXHIBIT 4.1



                                 PROMISSORY NOTE

$59,002.54
                                  Tampa, Florida              November 22, 1999


         FOR VALUE RECEIVED, the undersigned, United States Telecommunications, Inc. (referred to as the "Maker"), promises to pay to the order of Richard Pollara (and together with any other holder hereof hereinafter referred to as "Holder"), the principal sum of Fifty-Nine Thousand Two Dollars and Fifty-four Cents ($59,002.54), which principal amount plus accrued interest shall be payable on demand, in legal tender of the United States of America for debts and dues, public and private. Interest shall accrue on the unpaid principal balance at a rate equal to 8.5% per annum. Interest shall be calculated on the basis of a 360 day year for the actual number of days elapsed. Payments due hereunder shall be made to Holder at: 3320 South San Miguel Street, Tampa, Florida 33629 or at such other place as Holder may from time to time notify Maker of in writing.

         Maker hereby reserves the right to prepay the indebtedness evidenced by this Promissory Note in whole or in part, at any time without penalty, or premium. Any partial prepayment shall be attributed to the principal amount hereof.

         Time is of the essence with respect to this Promissory Note.

         This Note evidences the obligation of the Maker and its successors in interest to Easy Cellular, Inc. and its successors in interest pursuant to that certain Joint Venture Agreement entered into between Tel Com Plus California, LLC and Easy Cellular, Inc. dated as of July 24, 1997. United States Telecommunications, Inc. is the successor in interest to Tel Com Plus California, LLC and Richard Pollara is the successor in interest to Easy Cellular, Inc.

         This Promissory Note shall be governed by and construed in accordance with the laws of the State of Florida. If this Promissory Note is collected by or through an attorney-at-law, all costs of collection including reasonable attorneys' fees and expenses shall be payable by the undersigned.

         IN WITNESS WHEREOF, Maker has executed this Promissory Note the day and year first above written.



                                    MAKER:


                                    UNITED STATES TELECOMMUNICATIONS, INC.


                                    By: /s/ Terrence G. Battle
                                       ----------------------------
                                            Terrence G. Battle
                                            Vice President


                                    By: /s/ Bill D. Van Aken
                                       ----------------------------
                                            Bill D. Van Aken
                                            Vice President